Exhibit 10.1

LOAN AGREEMENT

Dated as of November 10, 2015

among

Pine Ridge Winery, LLC, a Delaware limited liability company as borrower

and

American AgCredit, FLCA,
as lender

$16,000,000 Term Loan

This Loan Agreement (this “Agreement”), dated as of November 10, 2015, is entered into by and between by Pine Ridge Winery, LLC a Delaware limited liability company (“Borrower”) and American AgCredit, FLCA (“Lender”) with reference to the following:

RECITALS

A.Borrower has requested that Lender provide Borrower with a term loan in the original principal amount of Sixteen Million Dollars ($16,000,000).

B.Lender is willing to provide Borrower with such loan on the terms and conditions set forth herein.

Now, therefore, in consideration of the premises and the mutual covenants herein contained the parties hereby agree as follows:

Section 1.	THE LOAN.

1.1 Advance of the Loan. On the Closing Date, Lender will make a loan to Borrower (the “Loan”) in the principal amount of Sixteen Million Dollars ($16,000,000)).  Borrower’s obligations with respect to the Loan will be evidenced by a Term Loan Promissory Note dated on or about the date hereof in the principal amount of the Loan (the “Note”), by this Agreement, and by the other Loan Documents.

Section 2.	TERMS OF the loan.
2.1 Maturity Date. The maturity date (the “Maturity Date”) for the Loan and the Note shall be October 1, 2040.
2.2 Interest Rate.
(a) Fixed Interest Rate. The Loan shall bear interest at a fixed rate per annum of five and 24/100 percent (5.24%), subject to increase to the Default Rate as set forth in Section 2.4.

(b) Computation of Interest.  All computations of interest hereunder shall be made by Lender on the basis of a three hundred sixty (360) day year, in each case based upon a thirty (30) day month. Each determination by Lender of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error or bad faith.

(c) Interest Rate Not to Exceed Maximum Lawful Rate.  Notwithstanding anything to the contrary set forth in this Agreement, if at any time until payment in full of all of the Obligations, the rate of interest payable hereunder exceeds the highest rate of interest permissible under any law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto (the “Maximum Lawful Rate”), then in such event and so long as the Maximum Lawful Rate would be so exceeded, the rate of interest payable hereunder shall be equal to the Maximum Lawful Rate; provided, that if at any time thereafter the rate of interest payable hereunder is less than the Maximum Lawful Rate, Borrower shall continue to pay interest hereunder at the Maximum Lawful Rate until such time as the total interest received by

Lender hereunder, is equal to the total interest which Lender would have received had the interest rate payable hereunder been (but for the operation of this Section 2.2(c)) the interest rate payable since the Closing Date. Thereafter, the interest rate payable hereunder shall be the rate of interest set forth herein, unless and until the rate of interest again exceeds the Maximum Lawful Rate, in which event this paragraph shall again apply. In no event shall the total interest received by Lender pursuant to the terms hereof exceed the amount which Lender could lawfully have received had the interest due hereunder been calculated for the full term hereof at the Maximum Lawful Rate. In the event the Maximum Lawful Rate is calculated pursuant to this Section 2.2(c), such interest shall be calculated at a daily rate equal to the Maximum Lawful Rate divided by the number of days in the year in which such calculation is made. In the event that a court of competent jurisdiction, notwithstanding the provisions of this Section 2.2(c), shall make a final determination that Lender has received interest hereunder or under any of the Loan Documents in excess of the Maximum Lawful Rate, Lender shall to the extent permitted by applicable law, promptly apply such excess first to any interest due and not yet paid on the Loan, then to the outstanding principal of the Loan (without premium or penalty), and then to Fees and any other unpaid Obligations and thereafter shall refund any excess to Borrower or as a court of competent jurisdiction may otherwise order.

2.3 Payments.

(a) General.  Any payment to be made by Borrower under this Agreement shall be made not later than 12:00 p.m., Pacific Time, on the date of payment to the bank accounts designated by Lender for the making of payments hereunder and shall be made by wire transfer of immediately available funds to such designated bank account, marked for attention as indicated, or in any other manner or any other place as may be directed, in writing, by Lender.  All payments to be made to or for the account of Lender under this Agreement shall be made without setoff or counterclaim, and clear of and without deduction for any taxes or amounts in consequence of taxes, including any stamp, registration or other like taxes payable on or in respect of the, and of any levies, imposts, duties, charges, fees, deductions, withholdings, restrictions and conditions of any nature now or hereafter imposed by any governmental agency unless Borrower is compelled by law to deduct or withhold any such taxes, levies, imposts, duties, charges, fees or deductions in respect of Lender.  If Borrower is so compelled, Borrower will, concurrently with any such payment hereunder, pay the necessary amount to enable Lender to receive a net amount equal to the full amount which Lender would have received had no such deduction been made.

(b) Payment of Principal and Interest. On the first day of each January, April, July, and October, commencing January 1, 2016, Borrower shall pay to Lender a principal payment in the amount of One Hundred Sixty Thousand Dollars ($160,000) and an interest payment equal to the amount of all interest accrued through the previous day.

(c) Payment on Maturity Date. A final payment of all unpaid principal, interest and any other charges with respect to the Loan shall be due and payable, without demand, on the Maturity Date.
2.4 Default Rate. Any overdue principal of or interest with respect to the Loan, and the amount of any fees, costs, or expenses that Borrower is obligated to pay to Lender under this 2

Agreement or any Loan Document not paid when due, shall bear interest, payable on demand, for each day from such due date until paid at a rate per annum equal to the Default Rate. In addition, upon and after the occurrence of an Event of Default and continuing until such Event of Default has been cured or waived in writing by Lender in accordance with the terms of this Agreement, interest shall accrue on all Obligations at the Default Rate. The interest rate increase to the Default Rate shall take effect immediately upon the occurrence of an Event of Default, without prior notice to Borrower.

2.5 Prepayments; Prepayment Premium.

(a) Prepayment in Full.  Borrower shall have the right at any time to voluntarily prepay the entire amount of the outstanding Loan and to terminate this Agreement upon at least thirty (30) days prior written notice to Lender; provided that if Borrower shall prepay the Loan prior to the Open Prepayment Date, prepayment shall be accompanied by the applicable Prepayment Premium calculated in accordance with Section 2.5(c).  Prepayment in full shall be accompanied by the payment of all accrued and unpaid interest and all Fees and other remaining Obligations.

(b) Prepayment in Part.  Borrower shall have the right at any time to voluntarily prepay the Loan in part in increments of One Million Dollars ($1,000,000) after at least thirty (30) days prior written notice to Lender; provided that if any such prepayment is made prior to the Open Prepayment Date, prepayment shall be accompanied by the applicable Prepayment Premium calculated in accordance with Section 2.5(c).  A partial prepayment shall be accompanied by the payment of all accrued and unpaid interest on the amount being prepaid.  Partial prepayments shall be applied to the most remote installment and shall not reduce the amount of ongoing installment payments.

(c) Prepayment Premium.  If all or any portion of the Loan is prepaid prior to the Open Prepayment Date, Borrower shall pay to Lender a prepayment premium as set forth in this Section 2.5(c) (“Prepayment Premium”) for the benefit of Lender and any financial institution that has purchased a participation interest in the Loan (“Participant”).   Lender shall not be obligated to accept any such prepayment unless the Prepayment Premium is paid concurrently with such prepayment.  The amount of the Prepayment Premium shall be a “make-whole” amount calculated by Lender using any reasonable methodology chosen by Lender.  Lender shall notify Borrower of the amount and basis of determination of the Prepayment Premium and Lender’s determination shall be conclusive, absent manifest error.

(d) Acknowledgements.  Borrower acknowledges that the Prepayment Premium is not a penalty, does not constitute damages for Borrower’s breach of this Agreement, and does not constitute payment of unmatured interest.  Instead, it is a fee payable by Borrower to Lender if any portion of the Loan is repaid prior to the Open Prepayment Date.  Borrower acknowledges that Lender makes available to its borrowers a variety of interest rate options.  Some of those options include prepayment premiums and some do not.  Those options that included a prepayment premium were available at a lower cost than those options that did not.  Borrower selected an interest rate option that included a prepayment premium and as a result obtained a lower rate of interest than would otherwise have been available.  Borrower acknowledges that the Prepayment Premium is a reasonable fee and charge of Lender and reflects a fair and reasonable return to Lender for the consideration advanced to Borrower.

2.6 Fees.  Borrower shall pay to Lender such fees as may be set forth in a separate fee letter to be executed and delivered by Borrower and Lender (the “Fee Letter”).  All fees paid hereunder shall be considered fully earned upon receipt by Lender and no portion thereof shall be refundable under any circumstances.

2.7 Farm Credit Stock.  So long as any Obligations remains outstanding under the terms of this Agreement, Borrower shall maintain its ownership of One Thousand Dollars ($1,000) of stock in American AgCredit, ACA or such other amount thereof as may be required by Lender in accordance with Lender’s bylaws and other governing documents and regulations.

2.8 Taxes.  Any and all payments by Borrower hereunder shall be made, in accordance with this Section 2.8, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges, or withholdings, and all liabilities with respect thereto, excluding taxes imposed on or measured by the net income of Lender (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as “Taxes”). If Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to Lender, (a) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.8) Lender receives an amount equal to the sum it would have received had no such deductions been made, (b) Borrower shall make such deductions, and (c) Borrower shall pay the full amount deducted to the relevant taxing or other authority in accordance with applicable law. In addition, Borrower agrees to pay any present or future stamp or documentary taxes or any other sales, transfer, excise, mortgage recording, or property taxes, charges or similar levies that arise from any payment made hereunder or from the execution, sale, transfer, delivery or registration of, or otherwise with respect to, this Agreement any Loan Document and any other agreements and instruments contemplated thereby (hereinafter referred to as “Other Taxes”). Borrower shall indemnify  Lender for the full amount of Taxes or Other Taxes (including any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.8) paid by Lender and any liability (including penalties, interest and expenses arising therefrom or with respect thereto), whether or not such Taxes or Other Taxes were correctly or legally asserted. This indemnification shall be made within thirty (30) days from the date Lender makes written demand therefor. Within thirty (30) days after the date of any payment of Taxes, Borrower shall furnish to Lender the original or a certified copy of a receipt evidencing payment thereof. Without prejudice to the survival of any other agreement of Borrower hereunder, the agreements and obligations of Borrower contained in this Section 2.8 shall survive the payment in full of all Obligations.

2.9 Capital Adequacy.  Borrower shall pay to Lender from time to time on written request such amounts as Lender may reasonably determine to be necessary to compensate Lender for any increased costs to Lender that it reasonably determines are attributable to any law or regulation, or any interpretation, directive, or request (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) of any court or governmental or monetary authority (a) following any Regulatory Change or (b) implementing after the

Closing Date any risk-based capital guideline or other capital requirement heretofore or hereafter issued by any governmental authority (such compensation to include an amount equal to any reduction of the rate of return on assets or equity of Lender to a level below that which Lender could have achieved but for such law, regulation, interpretation, directive or request); provided that with respect to this Section 2.9,  Lender shall treat Borrower as Lender generally treats its other similarly situated borrowers. Lender will furnish to Borrower a certificate setting forth the basis and amount of each request by Lender for compensation under this Section 2.9. Determinations and allocations by Lender for purposes of this Section 2.9 of the effect of any Regulatory Change pursuant to or of capital maintained pursuant to this Section 2.9, on its costs or rate of return with respect to the Loan, and of the amounts required to compensate Lender under this Section 2.9, shall be conclusive absent manifest error or bad faith.  As used in this Section 2.9, “Regulatory Change” means any change after the Closing Date in federal, state, or foreign law or regulations (including Regulation D) or the adoption or making after such date of any interpretation, directive or request applying to a class of lenders including Lender of or under any Federal, state, or foreign law or regulations (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) by any court or governmental or monetary authority charged with the interpretation or administration thereof.

2.10 Use of Proceeds. The proceeds of the Loan will be used by Borrower for Borrower’s working capital needs and other corporate purposes not prohibited by this Agreement.

2.11 Records of Lender.  Lender will maintain a record in which appropriate entries will be made from time to time showing the original principal thereof, the unpaid balance thereof, the interest rate thereon, the interest accrued thereon and payments in respect of principal, interest and fees.  The entries made by Lender in such record shall, absent manifest error or bad faith, constitute prima facie evidence of Borrower’s obligations hereunder and thereunder and payment of principal, interest and fees.  Notwithstanding the foregoing, the failure by Lender to make such entries shall not affect the rights of Lender or the obligations of Borrower hereunder or thereunder.

2.12 Security for Notes.  All Obligations shall be secured by one or more of a Deed of Trust, Security Agreement, Assignment of Rents and Leases, and Fixture Filing (collectively, as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Deed of Trust”) in a form approved by Lender covering certain real and personal property in which Borrower has an interest, (any land subject to Deed of Trust being the “Mortgaged Land” and the Mortgaged Land, together with all personal property covered by the Deed of Trust being the “Collateral”).  Borrower shall also execute and deliver, or cause to be executed and delivered, such other agreements, instruments, financing statements and documents as are deemed necessary by Lender in order to perfect any security for any of the Obligations or otherwise effectuate the purpose of this Section 2.12.

Section 3.	CONDITIONS PRECEDENT.

3.1 Conditions Precedent to Closing Date.  Lender’s obligation to make the Loan at the Closing Date shall be subject to the following conditions precedent, which conditions shall be satisfied on or before the Closing Date:

(a) Proceedings Satisfactory.  All proceedings in connection with making of the Loan and entry into the Loan Documents shall be satisfactory to Lender and its counsel.  Lender shall have received copies of such certificates, instruments, documents and other papers as Lender may reasonably request in connection therewith, all in form and substance reasonably satisfactory to Lender and its counsel.

(b) Title to Properties. Except as set forth on Lender’s title insurance policy, Borrower shall hold fee simple title to all of the Mortgaged Land and all improvements and fixtures thereon.

(c) Representations and Warranties True.  Each of the representations and warranties contained in this Agreement, the Deeds of Trust and the other Loan Documents shall be true on and as of the Closing Date.

(d) No Event of Default, etc. No Event of Default or Unmatured Event of Default shall have occurred and be continuing.
(e) No Material Adverse Change. No event shall have occurred or condition shall exist involving, or which could reasonably be expected to result in, a Material Adverse Change.
(f) Documents. Lender shall have received all documents specified in a closing checklist to be delivered by Lender to Borrower, including the following, all of which shall be satisfactory to Lender:
(1) The Note. The Note.
(2) Farm Credit Stock. Evidence that Borrower has purchased $1,000 of stock in American AgCredit, ACA.

(3) Certificate of Corporate Action.  A certificate of the Secretary of Borrower or other equivalent representative acceptable to Lender, dated the Closing Date, certifying the formation documents of Borrower and all legal action taken by Borrower authorizing the execution, delivery and performance of this Agreement, the Note, the Deeds of Trust, and the other documents contemplated hereby to which Borrower is a party and certifying the names and true signatures of the officers or other representatives of Borrower authorized to execute the Loan Documents and having good standing certificates attached thereto.

(4) UCC Search. The results of a UCC search with respect to Borrower with the appropriate governmental office showing the financing statement in favor of Lender of record.

(5) Evidence of Consents and Approvals.  Evidence satisfactory to Lender of Borrower having obtained all orders, consents, approvals and other authorizations, and having made all filings and other notifications (governmental or otherwise), required in connection with the transactions contemplated.

(6) Guaranty. The Guaranty from Guarantor pursuant to which Guarantor guarantees to Lender the payment of all obligations of Borrower to Lender.

(g) Recordings, Filings and Priority.  The Deed of Trust shall have been duly executed by Borrower and notarized, and all recordings and filings of or with respect to each Deed of Trust shall have been duly made and all financing statements and other instruments relating thereto shall have been duly executed, delivered and recorded or filed, in all such places as may be required by law, or as may be deemed necessary or desirable by counsel for Lender, in order to establish, protect and perfect as of the Closing Date the interests and rights (and the priority thereof) created or intended to be created thereby.  The lien of the Deed of Trust shall constitute a first mortgage Lien of record on the Mortgaged Land and a first security interest of record in all other Collateral, subject only to such Permitted Liens as Lender shall approve.

(h) Title Insurance.  Lender shall have received a title insurance policy with respect to the Mortgaged Land, issued by a title insurance company or companies satisfactory to Lender, and containing affirmative coverages and agreements, satisfactory in form and substance to Lender and its counsel, insuring an amount at least equal to the amount of the Loan and insuring Lender, as beneficiary under the Deed of Trust, as the holder of a valid first mortgage Lien of record on such Mortgaged Land subject only to such Permitted Liens as are approved by Lender in writing, and containing affirmative coverage as to claims and liens of mechanics and materialmen and such other affirmative endorsements and coverages as Lender may request, all satisfactory in substance and form to Lender and its counsel.

(i) Environmental Reports and Matters.  If requested, Lender shall have received a Level I, Phase I environmental report relating to the Mortgaged Land, and such additional environmental reports as Lender shall have requested, in form and substance satisfactory to Lender and prepared by a consultant satisfactory to Lender.

(j) Compliance with Laws.  Lender shall have had made available to it such evidence as may be requested by it and satisfactory to it that the Mortgaged Land is in material compliance with all applicable laws, rules and regulations.

(k) Permits, etc.  Lender shall have had made available to it true and correct copies of all permits, licenses or certificates as may be requested by it and are applicable to the Mortgaged Land, and all such documents shall be in form and substance satisfactory to Lender.

(l) Appraisals. Lender shall have received an appraisal of the Mortgaged Land in form and substance satisfactory to Lender and prepared by an appraiser satisfactory to Lender.
Section 4.	REPRESENTATIONS AND WARRANTIES OF BORROWER.

In order to induce Lender to enter into this Agreement, Borrower represents and warrants as of the date hereof that, except as set forth in the Disclosure Statement with a specific reference to the section affected thereby:

4.1 Due Organization.  Borrower is a duly organized and validly existing limited liability company under laws of the jurisdiction of its formation, is in good standing under the laws of such state of and is duly qualified to conduct business in California and in all other jurisdictions where its failure to do so could reasonably be expected to result in a Material Adverse Change.

4.2 Requisite Power.  Borrower has the requisite right, power, legal capacity and authority to enter into, perform and comply with the Loan Documents, to carry out the provisions of the Loan Documents and to consummate the transactions contemplated hereby and thereby.  Borrower has all governmental licenses, authorizations, consents and approvals necessary to own and operate its Properties and to carry on its business as conducted on the date of this Agreement and as proposed to be conducted, the absence of which could reasonably be expected to result in a Material Adverse Change.  The execution, delivery and performance of the Loan Documents have been duly authorized by the members of Borrower and all necessary action in respect thereof has been or will have been taken, and the execution, delivery and performance thereof do not require any other consent or approval of any Person holding any equity in Borrower.

4.3 Consents.  Other than such as may have previously been obtained, filed or given, as applicable, no consent, license, permit, approval or authorization of, exemption by, notice or report to, or registration, filing or declaration with, any governmental authority or agency is required on the part of Borrower in connection with the execution, delivery and performance by Borrower of the Loan Documents.

4.4 Binding Agreements.  This Agreement has been duly executed and delivered by Borrower and constitutes, and the other Loan Documents, when executed and delivered by Borrower, will constitute, the legal, valid and binding obligations of Borrower, enforceable against Borrower in accordance with its or their, as applicable, terms, except as the enforceability hereof or thereof may be affected by bankruptcy, insolvency and other similar laws affecting creditors’ rights generally and principles of equity.  The execution, delivery and performance by Borrower of the Loan Documents, and the borrowing of the Loan and execution of the Deeds of Trust, do not or will not: (a) contravene Borrower’s Articles of Organization or Operating Agreement; (b) violate any provision of any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award presently in effect applicable to Borrower; or (c) result in or require the imposition of any Lien upon or with respect to any Properties now owned or hereafter acquired by Borrower.

4.5 Litigation; Adverse Facts.  There is no action, suit, proceeding or arbitration at law or in equity, or before or by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, pending or, to the knowledge of Borrower, threatened, by or against or affecting Borrower or any Properties of Borrower which could reasonably be expected to result in a Material Adverse Change or which challenges in any manner the validity or enforceability of any of the Loan Documents (or any of the transactions contemplated hereby or thereby), or the ability of Borrower to execute, deliver and perform any of the Loan Documents.  Borrower is not subject to or in default with respect to any judgment, writ, injunction, decree, rule or regulation of any court or of any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or any material contract or agreement of Borrower, in a manner which could reasonably be expected to result in any Material Adverse Change.

4.6 Financial Condition.  Borrower has delivered to Lender Guarantor’s most recent annual and quarterly financial statement and such other monthly statements financial projections as Lender has requested.  All of the foregoing financial statements have been prepared in accordance with GAAP and, are true and correct in all material respects and the financial projections, without warranting the achievement of any result, represent Guarantor’s best current estimate of its future results.

4.7 Title to Collateral; Liens.  Except as set forth in the Disclosure Statement, Borrower will own all equipment located on the Mortgaged Loan and any other items affixed in any way to the Mortgaged Land.  Except for Permitted Liens, all of the Collateral will be free from all Liens of any nature whatsoever.  Except for Permitted Liens, Borrower will have good and marketable title to all of the Collateral.  The Collateral is, in all material respects, in good operating condition and adequate for the currently contemplated conduct of the business of Borrower.

4.8 Payment of Taxes.  All tax returns and reports of Borrower required to be filed by it have been timely filed, and all Taxes, assessments, fees, amounts required to be withheld and paid to a governmental agency or regulatory authority, and other governmental charges upon Borrower, which are due and payable have been paid.  Borrower does not know of any proposed, asserted or assessed tax deficiency against it that could reasonably be expected to result in any Material Adverse Change.

4.9 Disclosure.  None of the representations or warranties made by Borrower in or pursuant to any of the Loan Documents, and none of the statements contained in any exhibit or report or financial information furnished by or on behalf of Borrower to Lender in connection with this Agreement or any negotiations leading thereto (except in each case solely to the extent that such representation, warranty or statement has prior to the date hereof been corrected in a subsequent written instrument delivered to Lender), contain any untrue statement of a material fact or omit any material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.  There is no fact known to Borrower which has not been expressly disclosed herein or in such other documents, certificates and statements furnished to Lender for use in connection with the transactions contemplated hereby which could reasonably be expected to result in a Material Adverse Change.

4.10 Intellectual Property.  Borrower has all necessary intellectual property rights and licenses to own its Property and to conduct its business as now conducted, and as currently contemplated to be conducted, without known conflict with the rights of others, and all of same are valid and subsisting, except where such lack of validity or subsistence or any such conflict could reasonably be expected to result in a Material Adverse Change.

4.11 No Existing Defaults and Violations.  Borrower is not in default under any material term of any contractual obligation to which it is a party, including any agreements relating to the incurrence of Indebtedness where such default could reasonably be expected to result in a Material Adverse Change.  Borrower is not in violation of any law, ordinance, rule or regulation to which it or any of its Properties is subject, failure to comply with which law, ordinance, rule or regulation could reasonably be expected to result in a Material Adverse Change.

4.12 Fire; Explosion and Labor Disputes. Neither the business nor the Properties nor the operations of Borrower is affected by any fire, explosion, accident, strike, lockout or 9 other labor dispute, drought, storm, hurricane, hail, earthquake, embargo, act of God or of the public enemy, or other casualty (irrespective of whether covered by insurance), which could reasonably be expected to result in a Material Adverse Change.

4.13 Joint Ventures, etc.  Except for wholly owned subsidiaries of  Borrower as disclosed to Lender, Borrower is not (a) a general or limited partner in any partnership or a member of any Limited Liability Company, (b) a joint venturer in any joint venture, or (c) a direct or indirect owner of stock or other equity, or options or warrants to acquire stock or other equity or securities convertible into stock or other equity, of any other Person.

4.14 Use of Proceeds.  The proceeds from the Loan shall be used by Borrower only as set forth in this Agreement.  The use of said proceeds will not violate or result in a violation of, or require the making of any disclosures under, (a) Section 7 of the Securities Exchange Act of 1934, as amended, or any regulations issued pursuant thereto, including Regulations T, U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R. Chapter II, (b) the Truth in Lending Act, as amended, or Regulation Z issued pursuant thereto, or (c) the Real Estate Settlement Procedures Act of 1974, as amended, or any regulations pursuant thereto.  Borrower does not own or intend to carry or purchase any “margin security” within the meaning of said Regulation T, including margin securities originally issued by it.  Without limiting the provisions of Section 2.10, none of the proceeds from the Loan will be used to purchase or carry (or refinance any borrowing the proceeds of which were used to purchase or carry) any “security” within the meaning of the Securities Exchange Act of 1934, as amended.

4.15 Solvency. Borrower is not insolvent as defined by GAAP or in the Uniform Commercial Code.

4.16 Status Under Certain Federal Statutes.  Borrower is not subject to regulation under the Investment Borrower Act of 1940, as amended, the Public Utility Holding Borrower Act of 1935, as amended, the ICC Termination Act of 1995, as amended, or the Federal Power Act, as amended.

4.17 Brokers, etc. Borrower has not dealt with any broker, finder, commission agent or other Person in connection with the Loan and the transactions contemplated by this Agreement.
4.18 No Default. No Event of Default or Unmatured Event of Default will exist on the Closing Date.
4.19 No Subordination. None of the obligations of Borrower under this Agreement, the Deeds of Trust or any Loan Document is subordinate in right of payment to any other obligation of Borrower.
Section 5.	INTEREST RATE SWAPS.

5.1 Swap Transactions.  Borrower may, if approved by Lender, enter into one or more Permitted Swap Transactions with a Swap Counterparty.   All Swap Obligations owed at any time by Borrower to a Swap Counterparty shall constitute Obligations outstanding under this Agreement and shall be secured by all Collateral just as if such Swap Obligations were owed directly to Lender.  If Lender shall at any time provide a guarantee to any Swap Counterparty of any Swap Obligations owed to such Swap Counterparty, all obligations of Lender under such guarantee and all amounts remitted by Lender to such Swap Counterparty with respect to such guarantee shall constitute Swap Obligations.    Lender shall provide Borrower with written notice of its agreement to guarantee any Swap Obligations for the benefit of a Swap Counterparty.

Section 6.	AFFIRMATIVE COVENANTS OF BORROWER.

Borrower covenants and agrees that, from the date hereof until payment in full of the Obligations and all obligations under this Agreement and the other Loan Documents:

6.1 Payments.  Borrower shall punctually pay or cause to be paid the principal, Prepayment Premium, if any, and interest on the Loan in accordance with the terms of this Agreement and the other Loan Documents.

6.2 Conduct of Business.  Borrower shall continue to engage in an efficient and economical manner in the business in which Borrower is presently engaged consistent with Borrower’s current and prior business practices or customary wine industry practices.

6.3 Accounting Records and Inspection.  Borrower shall maintain adequate financial and accounting books and records in accordance with sound business practices and GAAP consistently applied and permit any representative of Lender, with reasonable prior notice if no Event of Default or Unmatured Event of Default has occurred and is continuing and during usual business hours, reasonable access to inspect, audit and examine such books and records and to make copies and take extracts therefrom, and discuss its affairs, financing and business with its officers and independent public accountants.  Borrower shall furnish to Lender any information reasonably requested by it regarding Borrower’s affairs, business or finances promptly upon Lender’s request.  Borrower shall permit those Persons designated by Lender to visit and/or inspect or appraise any of the Collateral.  Borrower shall reimburse Lender for all costs and expenses incurred by Lender in connection therewith; provided that Lender shall not charge Borrower for an inspection or appraisal of the Collateral more than once in any twelve month period unless an Event of Default or Unmatured Event of Default has occurred and is continuing, in which case there shall be no limit on the number of such appraisals at Borrower’s expense.

6.4 Financial Statements and Other Information.  Borrower will cause Guarantor to maintain, for itself and each of its Subsidiaries, a system of accounting established and administered in accordance with generally accepted accounting principles, and furnish to Lender:

(a) Within 120 days after the end of each of fiscal year, an unqualified (except for qualifications relating to changes in accounting principles or practices reflecting changes in generally accepted accounting principles) audit report of Guarantor, with no going concern modifier, certified by independent certified public accountants reasonably acceptable to Lender, which shall include any accounting firm of recognized regional standing, prepared in accordance with GAAP on a consolidated and consolidating basis (consolidating statements need not be certified by such accountants) for Guarantor and its Subsidiaries, including balance sheets as of the end of such period, related profit and loss and reconciliation of surplus statements, and a statement of cash flows.

(b) Within 45 days after the end of the first three fiscal quarters of each year, for Guarantor and its Subsidiaries, consolidated and consolidating unaudited balance sheets as at the close of each such period and consolidated and consolidating profit and loss and reconciliation of surplus statements and a statement of cash flows for the period from the beginning of such fiscal year to the end of such quarter, and a detailed listing of all Permitted Equipment Financing Liens.

(c) As soon as available, but not later than March 31 of each fiscal year, projections of the consolidated and consolidating financial statements of Guarantor and its Subsidiaries for the such fiscal year on a monthly basis, including a projected consolidated and consolidating balance sheet and consolidated and consolidating statement of income, owners’ equity and cash flow of Guarantor and its Subsidiaries, which projection shall (i) state the assumptions used in the preparation thereof, (ii) contain such other information as reasonably requested by Lender, and (iii) be in form reasonably satisfactory to Lender.

(d) Together with the financial statements required under Sections 6.4(a), (b) and (c), a compliance certificate in substantially the form of Exhibit A signed by Guarantor’s chief financial officer showing the calculations necessary to determine compliance with this Agreement and stating that no Unmatured Event of Default or Event of Default exists, or if any Unmatured Event of Default or Event of Default exists, stating the nature and status thereof.

(e) Promptly upon the filing thereof, copies of all registration statements and annual, quarterly, monthly or other regular reports which Guarantor or any of its Subsidiaries files with the Securities and Exchange Commission.

(f) Promptly after the commencement thereof, written notice of all actions, suits, investigations, proceedings or arbitrations affecting Borrower or Guarantor which, if determined adversely to Borrower or Guarantor could reasonably be expected to result in a Material Adverse Change, and any and all orders, judgments, decisions or findings therein.

(g) As soon as practicable, and in any event within five (5) Business Days, after any officer of Borrower or Guarantor becomes aware (i) of the existence of any event or condition which constitutes an Event of Default or Unmatured Event of Default, or (ii) that Lender has given any notice or taken any other action with respect to a claimed Event of Default or Unmatured Event of Default, a written notice specifying the nature, extent and period of existence thereof and what action Borrower proposes to take with respect thereto.

(h) Promptly upon receipt thereof, copies of any notices to Borrower or Guarantor from any federal or state administrative agency relating to any order, ruling, statute or other law or regulation which could reasonably be expected to result in a Material Adverse Change.

(i) Within twenty (20) days after request of Lender a reasonably detailed listing of all equipment and fixtures constituting Collateral.

(j) Promptly upon the occurrence of any of the following events, written notice describing such event: (i) either Borrower or Guarantor shall have changed its name or jurisdiction of formation, or (ii) any merger or consolidation involving Borrower or Guarantor.

(k) Such other information as Lender may from time to time reasonably request.

6.5 Corporate Existence.  Borrower shall preserve and maintain its limited liability company existence and good standing in the jurisdiction of its organization, and qualify and remain qualified, as a foreign limited liability company in each jurisdiction in which such qualification is required, where failure to do so could reasonably be expected to result in a Material Adverse Change.

6.6 Maintenance of Permits and Licenses.  Borrower shall preserve and maintain in full force and effect, all permits, licenses, filings or registrations required of Borrower by any governmental authority or agency where failure to preserve or maintain in full force and effect such permit, license, filing or registration could reasonably be expected to result in a Material Adverse Change.

6.7 Payment of Taxes and Claims.  Borrower shall pay or shall cause to be paid all Taxes, assessments and other governmental charges imposed upon it or any of its Properties or in respect of its business, income or Properties before any penalty or interest accrues thereon, and all claims (including claims for labor, services, materials and supplies) for sums which have become due and payable and which by law have or may become a Lien upon any of its Properties prior to the time when any penalty or fine shall be incurred with respect thereto; provided, however, that no such Tax, assessment, charge or claim need be paid if the same is being contested in good faith, by appropriate proceedings promptly instituted and diligently conducted and an adequate reserve or other appropriate provision shall have been made as required by GAAP.  Unless Borrower has provided Lender with a tax service contract acceptable to Lender, Borrower shall provide evidence of payment of all real property taxes and assessments within thirty (30) days after payment thereof.

6.8 Maintenance of Properties.  For Properties of Borrower not covered by any Deed of Trust, Borrower shall maintain or shall cause to be maintained, in good repair, working order and condition (ordinary wear and tear and obsolescence excepted) all of such Properties useful or necessary to its business or which are used in connection therewith or related thereto except where the failure to do so could not reasonably be expected to have a Material Adverse Change.

6.9 Insurance.  For Properties of Borrower not covered by any Deed of Trust, Borrower shall maintain or shall cause to be maintained, with financially sound and reputable insurers, insurance with respect to the Properties, business and liabilities of Borrower against loss or damage of the kinds customarily insured against by Persons of established reputation engaged in the same or similar business and similarly situated, of such types and in such amounts as are customarily carried under similar circumstances by such other corporations.

6.10 Compliance with Laws. Borrower shall comply in all respects with the requirements of all applicable laws, rules and regulations (including all Environmental 13

Requirements) and orders of any governmental authority if failure to so comply would in any such case result in a Material Adverse Change.
6.11 Financial Covenants.

(a) General.  Compliance with the covenants in this Section 6.11 shall be measured by the information contained in any financial statements required to be furnished to Lender under Section 6.4 (and with any adjustments required as a result of the definitions of financial terms contained herein), or, if Lender deems it necessary or advisable to measure compliance based on other sources of information, in any other source reasonably deemed necessary or advisable by Lender.

(b) Consolidated Debt Service Coverage Ratio.  Borrower shall cause Guarantor to maintain a Consolidated Debt Service Coverage Ratio of not less than 1.5:1.0 for the twelve (12) fiscal month period ending on the last day of each fiscal year commencing with the fiscal year ending December 31, 2015.

6.12 Further Assurances.  At any time or from time to time upon the request of Lender, Borrower shall, or cause Guarantor to, promptly (but in no event later than 10 days after such request) execute, and deliver such further documents and do such other acts and things as Lender may reasonably request in order to effect fully the purpose of this Agreement, the Deeds of Trust, or the other Loan Documents and to provide for repayment of the principal and interest due under any Loan Document and the amount of principal funded thereunder in accordance with the terms of this Agreement and the other Loan Documents.

6.13 Correction of Title Error.  Borrower informed Lender prior to the Closing Date that (a) the property description of the Mortgaged Loan contained in the Deed of Trust as of the Closing Date contains certain errors that require corrective action, (b) Borrower has initiated such corrective action prior to the Closing Date, and (c) Borrower believes that all necessary corrective action, and any necessary governmental approvals, can be obtained reasonably promptly after the Closing Date.  Borrower agrees to diligently pursue such corrective action and to cause each of the following events to have occurred no later than six (6) months after the Closing Date: (i) Borrower shall have filed or recorded with the proper governmental authorities such documents and instruments as are necessary to have resolved the property description error, and such documents and instruments shall be reasonably satisfactory to Lender and Lender’s title company, (ii) Borrower shall have delivered to Lender a modification to the Deed of Trust reflecting the corrected property description, and (iii) Borrower shall have caused Lender’s title company to issue to Lender, at no charge to Lender, such endorsement or endorsements as shall be reasonably required by Lender with respect to such modification.

Section 7.	NEGATIVE COVENANTS OF BORROWER.

Borrower covenants and agrees that, from the date hereof until payment in full of the Obligations:

7.1 Indebtedness.  Borrower shall not incur any Indebtedness unless Borrower has determined in good faith that Borrower shall have sufficient resources to pay such Indebtedness as and when it becomes due.

7.2 Liens. Borrower shall not create, incur, assume or permit to exist, directly or indirectly, any Lien on any Collateral except for Permitted Liens.

7.3 Use of Proceeds.  Borrower shall not use any proceeds from the Loan in any way that will violate or result in a violation of Section 7 of the Securities Exchange Act of 1934, as amended, or any regulations issued pursuant thereto, including Regulations T, U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R. Chapter II.  Borrower shall not own or carry or purchase any “margin security” within the meaning of said Regulation T, including margin securities originally issued by it.  Borrower shall not use any of said proceeds to purchase or carry (or refinance any borrowing the proceeds of which were used to purchase or carry) any “security” within the meaning of the Securities Exchange Act of 1934, as amended.

7.4 Restricted Payments.  During any time that an Event of Default or Unmatured Event of Default has occurred and is continuing, neither Borrower nor Guarantor shall make any Restricted Payment.  At all other times, neither Borrower nor Guarantor shall make any Restricted Payment that would leave such Person with inadequate capital or liquidity to satisfy such Person’s reasonably anticipated obligations.

7.5 Merger.  Borrower shall not (a) consolidate with or merge with or into any other Person unless (i) Borrower is the surviving entity in such consolidation or merger, and after giving effect thereto, no Event of Default or Unmatured Event of Default would exist, or (ii) such consolidation or merger is in connection with a corporate restructuring where Guarantor remains the ultimate parent of Borrower or Borrower’s successor, or (b) convey, transfer or lease all or substantially all of its Property to any Person.

7.6 Restrictions on Disposition of Collateral.  Borrower shall not sell, transfer, or otherwise dispose of (a) any Mortgaged Land or any interest in any Mortgaged Land, or (b) any material equipment or material fixtures (any such items being the “Sold Equipment”) that constitute Collateral unless (i) the Sold Equipment is worn out, obsolete, or no longer of use in Borrower’s business and the function performed by such Sold Equipment is adequately performed by other equipment or fixtures constituting Collateral, or (ii) the Sold Equipment is replaced by other equipment or fixtures of equal or greater value than the Sold Equipment and all such replacement equipment or fixtures constitutes Collateral.

7.7 Leases. Without Lender’s consent, Borrower shall not lease any Mortgaged Land for a period greater than one (1) year.
7.8 Conduct of Business. Borrower shall not engage in any business other than the business in which it is engaged on the Closing Date or any business substantially related thereto.

7.9 Misrepresentations.  Except with respect to the financial projections that have been furnished by Borrower to Lender, which projections have been certified to Lender pursuant to the last sentence of Section 4.6 hereof, neither Borrower nor Guarantor shall furnish Lender with any certificate or other document that: (a) contains any untrue statement of material fact; or (b) omits to state a fact necessary to make it not materially misleading in light of the circumstances under which it was furnished.

7.10 Reserved.

7.11 Ownership of Improvements.  Borrower shall not permit any Person other than Borrower to own any items affixed to any Mortgaged Land other than trade fixtures, equipment or other items leased by Borrower under capital leases in the ordinary course of business.

7.12 No Subordination.  Borrower shall not create, incur, assume, become or remain liable in any manner in respect of or in any way allow or suffer to exist any Indebtedness that is senior in any way in respect to payments of any interest, principal, Prepayment Premium or any other payment owed to Lender under this Agreement or under any of the other Loan Documents.

7.13 Accounting Changes; Fiscal Year. Borrower shall not, and shall not suffer or permit Guarantor or any of its Subsidiaries to (a) make any change in accounting treatment or reporting practices, except as permitted or required by GAAP or (b) change its fiscal year.

Section 8.	EVENTS OF DEFAULT.
8.1 Events of Default. The occurrence of any one or more of the following events, acts or occurrences shall constitute an event of default (“Event of Default”):

(a) Failure to Make Payments When Due.  Borrower shall fail to pay any amount owing under this Agreement or any Loan Document (including any Swap Agreement) when such amount is due, whether at stated maturity, as a result of a mandatory repayment requirement, by acceleration, by notice of prepayment or otherwise, provided in the case of a Swap Agreement, such failure to pay shall constitute a default only after the expiration of any relevant grace period and the giving or any written notice required under any such Swap Agreement as a condition of a default under such Swap Agreement;

(b) Breach of Certain Covenants.  Borrower (or, if applicable, Guarantor) shall fail to perform or comply fully with any covenant in any Deed of Trust or contained in Sections 6.1, 6.2, 6.3, 6.5, 6.6, 6.7 (with respect to real property taxes and assessments), 6.9, 6.11 or in any portion of Section 7 (subject to any applicable grace periods set forth within such sections);

(c) Breach of Other Covenants.  Borrower (or, if applicable, Guarantor) shall fail to perform or comply fully with any covenant, term or condition contained in this Agreement or any Deed of Trust (other than those referred to in Section 8.1(a), 8.1(b) or 8.1 (e)), and such failure if by its nature is capable of being cured or remedied shall not have been cured or remedied within 30 days after notice from Lender of such failure provided,  however that in the case such breach is not capable of being cured within such 30-day period and Borrower timely notifies Lender of such fact and Borrower diligently pursues such cure, then the cure period shall be extended to the date requested in Borrower’s notice but in no event more than 60 days from the initial breach; provided,  further, that such additional 30-day opportunity to cure shall not apply in the case of any failure to perform or observe any covenant which has been the subject of a prior failure within the preceding 180 days or which is a willful and knowing breach by Borrower;

(d) Breach of Representation or Warranty.  Any financial statement, representation, warranty or certification made or furnished by Borrower pursuant to or in connection with this Agreement or in any of the other Loan Documents or in any statement, document, letter or other writing or instrument furnished or delivered by or on behalf of Borrower to Lender pursuant to or in connection with this Agreement or any Loan Document or as an inducement to Lender to enter into this Agreement shall, at any time, prove to have been materially false, incorrect or incomplete when made;

(e) Bankruptcy or Insolvency.  Borrower: (i) shall generally not, or be unable to, or shall admit in writing its inability to, pay its debts as such debts become due; (ii) shall make an assignment for the benefit of creditors or petition or apply to any tribunal for the appointment of a custodian, receiver or trustee for it or a substantial part of its assets; (iii) shall commence any proceeding under any bankruptcy, reorganization, arrangement, readjustment of any debt, dissolution or liquidation law or statute of any jurisdiction, whether now or hereafter in effect; (iv) shall have had any such petition or application filed or any such proceeding shall have been commenced against it, in which an adjudication or appointment is made or order for relief is entered, or which petition, application or proceeding remains undismissed for a period of 90 days or more; (v) by any act or omission indicate its consent to, approval of or acquiescence in any such petition, application or proceeding or order for relief or the appointment of a custodian, receiver or trustee for all or a substantial part of its assets; or (vi) shall suffer any custodianship, receivership or trusteeship to continue undischarged for a period of 90 days or more;

(f) Cessation of Operations.  Borrower shall permanently close substantially all of Borrower’s business operations on the Mortgaged Land or Borrower shall cease operations of substantially all of Borrower’s business on the Mortgaged Land for more than 30 consecutive days, unless such cessation is for the purpose of undertaking renovations or improvements in which case such cessation shall continue for no more than 180 days;

(g) Environmental Laws.

(1) Borrower shall be required under any Environmental Requirements (A) to implement any remedial, neutralization or stabilization process or program, the cost of which could constitute a Material Adverse Change, (B) to close permanently Borrower’s business operations on the Mortgaged Land, or to cease operations of Borrower’s business on the Mortgaged Land for more than 120 consecutive days, or (C) to pay any penalty, fine, or damages with respect to any Mortgaged Land in an aggregate amount in excess of Five Hundred Thousand Dollars ($500,000); or

(2) The Properties (whether leased or owned) of Borrower or the operations conducted thereon by Borrower or any current or prior owner or operator thereof (in the case of real property), shall violate or have violated any applicable Environmental Requirements, if such violation would constitute a Material Adverse Change; or Borrower shall not obtain or maintain any license, permit, authorization or consent required to be obtained or filed under any Environmental Requirements in connection with the use of such property and assets, including past or present treatment, storage, disposal or release of Hazardous Material into the environment, if the failure to obtain or maintain the same would constitute a Material Adverse Change;

(h) Impairment of Loan Documents. This Agreement or any of the other Loan Documents shall terminate or cease in whole or in part to be the valid, binding and enforceable 17 obligation of Borrower or any Person acting for or on behalf of Borrower contests such validity, binding effect or enforceability, or purports to revoke any such document;
(i) Dissolution. Borrower shall file any documents instituting or relating to its dissolution, or any order, judgment or decree shall be entered decreeing the dissolution of Borrower;
(j) Guaranty Default. An Event of Default (as defined in the Guaranty) shall occur.
(k) Cross-Default. An event of default shall occur under any loan agreement, credit agreement, security agreement, or similar agreement between Borrower and Lender or any affiliate of Lender.
(l) Change in Control. Any Change in Control shall occur.
8.2 Remedies.
(a) Automatic Acceleration. If any Event of Default described in Section 8.1(e) shall occur, all Obligations shall immediately become due and payable.
(b) Optional Acceleration. If any Event of Default other than those referred to in Section 8.2(a) shall occur and be continuing, Lender may declare all Obligations to be due and payable immediately.

(c) Enforcement Actions, etc.  Upon the occurrence and during the continuation of an Event of Default, then and in every such case Lender may proceed to protect and enforce the rights of Lender either (i) by foreclosure on some or all of the Collateral as permitted by the Deeds of Trust or by law in order to satisfy the obligations secured by the Deeds of Trust, (ii) by taking any other actions permitted by the Deeds of Trust in order to satisfy the obligations secured by the Deeds of Trust, (iii) by suit in equity or by action at law, or both, whether for the specific performance or enforcement of any covenant, condition or agreement contained in this Agreement, any Deed of Trust or any other Loan Document or in aid of the exercise of any power granted in this Agreement, any Deed of Trust or any other Loan Document, or (iv) by proceeding to enforce the payment of this Agreement and the other Loan Documents or any other contractual, legal or equitable rights of Lender.  All payments received by Lender shall be applied in such order as Lender shall determine.

(d) Unconditional Right of Lender to Receive Principal, Prepayment Premium, if any, and Interest.  Notwithstanding any provision of this Section 8.2, Lender shall have the right, which is absolute and unconditional, to receive payment of the principal of, the Prepayment Premium, if any, and interest on, the Loan on the due dates therefor and to institute suit for the enforcement of any such payment, and such right shall not be impaired without the consent of Lender.

Section 9.	EXPENSES AND INDEMNIFICATION.
9.1 Expenses. Borrower hereby agrees to pay on demand:

(a) the reasonable out-of-pocket costs and expenses of Lender incurred in connection with the negotiation, preparation, reproduction, execution and delivery of this Agreement and the Loan Documents (other than the cost of the pre-closing appraisal obtained by Lender) and any amendments, modifications, restatements, consents or waivers hereto or thereto (whether or not any such amendments, etc. are approved by the party or parties to which the request therefor was made);

(b) the costs and expenses of Lender of and related to all title insurance, surveys, environmental audits, engineering and architect fees and filing and recording fees or incurred in connection with the closing of the Loan or upon and during the continuance of an Event of Default, monitoring Collateral, or following a reasonable determination by Lender that the Property is not in material compliance with Environmental Requirements or other applicable law, subject to Section 6.3;

(c) the reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees and expenses) incurred by Lender in connection with obtaining advice about Lender's rights and obligations under this Agreement or the other Loan Documents, to address any default or to enforce any provision of this Agreement or any of the other Loan Documents;

(d) the reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees and expenses) incurred by Lender in connection with any litigation, contest, dispute, suit, proceeding, or action (whether instituted by Lender, Borrower or any other Person) in any way relating to the Collateral, this Agreement, or any of the Loan Documents; and

(e) the reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees and expenses) incurred by Lender in connection with any bankruptcy or other insolvency proceeding, reorganization, workout, composition or other creditor arrangement of Borrower (including the seeking of relief from the automatic stay or proposal of opposition to a plan of reorganization).

9.2 Indemnification.  Borrower shall defend, indemnify and hold Lender and the officers, directors, employees, agents of and counsel to Lender (each, an “Indemnitee”) harmless against and from any and all liabilities, obligations, losses, damages, penalties, actions, causes of action, judgments, suits, claims, costs and expenses, however caused, of any kind or nature whatsoever, including the reasonable fees and expenses of counsel to Indemnitees, which may be imposed on, incurred by or asserted (whether actually asserted in any proceeding or threatened, and whether or not such Indemnitee is a party thereto) against such Indemnitee (collectively “Losses”) in any manner relating to, connected with or arising out of the negotiation, execution, delivery or performance of this Agreement or any of the other Loan Documents, the breach by Borrower of any representation or warranty contained herein or therein, any claim by any broker or finder relating in any way to the Agreement, any of the Loan Documents, or the consummation of the transactions contemplated by this Agreement or any of the other Loan Documents (the “Indemnified Liabilities”); provided, however, that Borrower’s obligations to indemnify shall not extend to any Losses arising as a result of the gross negligence, willful misconduct or unlawful conduct of an Indemnitee as determined in a final judgment by a court of competent jurisdiction.  Each Indemnitee shall promptly notify Borrower of each event of which it has knowledge which may give rise to a claim under the indemnification provisions of this Section 9.2, but no such failure to give notice shall relieve Borrower of its obligations under this Section 9.2.  If any investigative, judicial or administrative action, suit or proceeding arising from any of the foregoing is brought against any Indemnitee, Borrower will resist and defend such action, suit or proceeding or cause the same to be resisted and defended by counsel designated by Borrower (which counsel shall be reasonably satisfactory to such Indemnitee).  Such Indemnitee will use its reasonable efforts to cooperate in the defense of any such action, suit or proceeding.  To the extent that the undertaking to indemnify and hold harmless set forth in this Section 9.2 may be unenforceable because it is violative of any law or public policy, Borrower shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law.  The obligations of Borrower under this Section 9.2 shall survive the termination of this Agreement and the other Loan Documents and the discharge of Borrower’s other obligations hereunder and thereunder.

Section 10.	MISCELLANEOUS.

10.1 No Election; Remedies Cumulative; Waivers; Amendments.  No failure or delay on the part of Lender in exercising any right, power, privilege or remedy under this Agreement or any of the other Loan Documents shall impair or operate as a waiver thereof, nor shall any single or partial exercise of any such right, power, privilege or remedy preclude any other or further exercise thereof or the exercise of any other right, power, privilege or remedy.  The remedies provided for under this Agreement and the other Loan Documents are cumulative and are not exclusive of any remedies that may be available to Lender at law, in equity or otherwise.  Neither this Agreement nor any of the other Loan Documents, nor any of its or their terms may be terminated, amended, supplemented, waived or modified orally, but only by an instrument in writing signed by Lender and Borrower.  Any waiver of any provision of this Agreement or any of the other Loan Documents, and any consent to any departure by Borrower from the terms of any provisions hereof or thereof, shall be effective only in the specific instance and for the specific purpose for which given.  In any event, no notice to, or demand on, Borrower shall entitle Borrower to any other or further notice or demand in similar or other circumstances.

10.2 Notices.  All notices, demands, instructions and other communications required or permitted to be given to, or made upon, any party to this Agreement or any of the other Loan Documents shall be in writing and (except for financial statements and other related informational documents to be furnished pursuant hereto which may be sent by first-class mail, postage prepaid, and except for any of the foregoing for which the method of delivery is specifically prescribed by statute) shall be personally delivered or sent by facsimile or electronic transmission, by registered mail, postage prepaid, return receipt requested, or by a nationally recognized overnight courier service, and shall be deemed to be given for purposes of this Agreement (a) on the day that such writing is received by the Person to whom it is to be sent if given by personal delivery, by facsimile or electronic transmission or by courier, and (b) three Business Days after mailing if mailed pursuant to this Section 10.2.  Notices, demands, instructions and other communications covered by this Section 10.2 shall be given to or made upon the respective parties hereto to the addresses below.  Either party may designate a change of address within the United States of America by written notice to the other by giving at least five (5) days prior written notice of such change of address.

If to Borrower:

Pine Ridge Winery, LLC

2700 Napa Valley Corporate Drive, Suite B

Napa, CA 94558

Attn: Chief Financial Officer

Facsimile: 707-265-7928

Email: shannon.mclaren@crimsonwinegroup.com

If to Lender:

American AgCredit, FLCA

5560 S. Broadway

Eureka, CA 95503 (if delivered by courier)

P.O. Box 398

Fields Landing, CA 95537-0398 (if delivered by mail)

Attn: Account Officer – Pine Ridge Winery

Facsimile: 707-442-1268

Email: operations-cmg@agloan.com;  eadams@agloan.com;

10.3 Time of the Essence. Time is of the essence in this Agreement and the Loan Documents.

10.4 Transfers; Participations.  Lender may sell, assign, transfer, grant a participation in, or otherwise dispose of all or any portion of its interest in this Agreement at any time without consent of Borrower.  In connection therewith, Lender shall be entitled to provide to any assignee or participant or prospective assignee or participant such information pertaining to Borrower as Lender may deem appropriate or such assignee or participant or prospective assignee or participant may request; provided, that such assignee or participant or prospective assignee or participant shall agree (a) to treat in confidence such information, and (b) not to make use of such information for purposes of transactions other than contemplated by such assignment or participation.

10.5 Headings.  Section headings used in this Agreement or any of the other Loan Documents and any table of contents herein or therein are for convenience of reference only and shall not constitute a part hereof or thereof for any other purpose or affect the construction hereof or thereof.

10.6 Execution in Counterparts and via Electronic Transmission.  This Agreement may be executed in any number of counterpart signature pages and by different parties on separate counterpart signature pages, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same Agreement.  This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto.  Signature pages to this Agreement and any Loan Document may be delivered via facsimile or electronic transmission and any Loan Document containing such a signature page shall be considered an original for all purposes hereunder.

10.7 Successors and Assigns.  This Agreement and the other Loan Documents shall inure to the benefit of and be binding upon the permitted successors and assigns of each of the parties.  The provisions of this Agreement and the other Loan Documents are intended to be for the benefit of Lender and shall be enforceable by Lender pursuant to the terms hereof or thereof.  This Agreement and the other Loan Documents may not be assigned by Borrower in whole or in part without the prior written consent of Lender, which consent may be withheld in its sole and absolute discretion, and any such assignment of this Agreement and/or the other Loan Documents without such prior written consent shall be void.

10.8 Reproduction of Documents.  This Agreement and the other Loan Documents, including (a) consents, waivers and modifications which may hereafter be executed, (b) documents received by Lender at the Closing Date, and (c) financial statements, certificates and other information previously or hereafter furnished to Lender or Borrower, may be reproduced by Lender or Borrower, respectively, by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process and Lender or Borrower, respectively, may destroy any original document so reproduced.  Borrower and Lender agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made in the regular course of business) and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

10.9 Severability of Provisions.  Any provision of this Agreement or any of the other Loan Documents which is illegal, invalid, prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such illegality, invalidity, prohibition or unenforceability without invalidating or impairing the remaining provisions hereof or thereof or affecting the validity or enforceability of such provision in any other jurisdiction.

10.10 Survival of Agreements; Representations and Warranties.  All agreements, representations and warranties made herein shall survive the execution and delivery of this Agreement and the other Loan Documents.

10.11 Independence of Covenants.  All covenants under this Agreement and the other Loan Documents shall be given independent effect so that if a particular action or condition is not permitted by any one covenant, the fact that it would be permitted by another covenant, by an exception thereto or would otherwise be within the limitations thereof, shall not avoid the occurrence of an Event of Default if such action is taken or condition exists.  In addition, any representation, warranty, covenant or indemnification herein is supplemented and cumulative to, and shall not in any way limit, any representation, warranty, covenant or indemnification in any Deed of Trust or any Note, regardless of whether or not the subject matter of any such provisions may overlap or be redundant in any way.

10.12 Complete Agreement.  This Agreement, together with the other Loan Documents, is intended by the parties hereto as a final expression of their agreement and is intended as a complete statement of the terms and conditions of their agreement with respect to the subject matter of this Agreement.

10.13 Payments on a Day that is not a Business Day.  Whenever any payment to be made hereunder or under any other Loan Document shall be stated to be due on a day that is not a Business Day, such payment shall be due and may be made on the next succeeding Business Day and such extension of time shall in such case be included in computing interest, if any, in connection with such payment.

10.14 Governing Law.  This Agreement and the other Loan Documents shall be governed by, and interpreted and construed in accordance with, the laws of the State of California applicable to contracts made and to be performed in California.

10.15 JURY WAIVER; JUDICIAL REFERENCE.

(a) EACH OF THE PARTIES TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR UNDER ANY AMENDMENT, MODIFICATION, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED (OR WHICH MAY IN THE FUTURE BE DELIVERED) IN CONNECTION HEREWITH OR THEREWITH OR ARISING FROM ANY LENDING OR OTHER RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS.  EACH OF THE PARTIES AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

(b) Each of the parties hereto prefer that any dispute between them be resolved in litigation subject to the jury trial waiver set forth in Section 10.15(a) herein, but the California Supreme Court in Grafton Partners L.P. v. Superior Court has held such pre-dispute jury trial waivers are unenforceable under California law.  Each of the parties hereto agree that the provisions of Section 10.15(b)-(i) shall be applicable until such pre-dispute jury trial waivers are deemed enforceable under California law or unless any dispute between them is brought before a court that is not applying California law.

(c) Other than (i) non-judicial foreclosure of security interests in real or personal property,  (ii) the appointment of a receiver or (iii) the exercise of other provisional remedies (any of which may be initiated pursuant to applicable law), any controversy, dispute or claim (each, a “Claim”) arising out of or relating to this Agreement or any other Loan Documents, will be resolved by a reference proceeding in California in accordance with the provisions of Section 638 et seq. of the California Code of Civil Procedure (“CCP”), or their successor sections, which shall constitute the exclusive remedy for the resolution of any Claim, including whether the Claim is subject to the reference proceeding.  Venue for the reference proceeding will be in the Superior Court or Federal District Court in the County or District where venue is otherwise appropriate under this Agreement (the “Court”).

(d) The referee shall be a retired Judge or Justice selected by mutual written agreement of the parties.  If the parties do not agree, the referee shall be selected by the Presiding Judge of the Court (or his or her representative).  A request for appointment of a referee may be heard on an ex parte or expedited basis, and the parties agree that irreparable harm would result if ex parte relief is not granted.  The referee shall be appointed to sit with all the powers provided by law.  Pending appointment of the referee, the Court has power to issue temporary or provisional remedies.

(e) The referee will have power to expand or limit the amount and duration of discovery.  The referee may set or extend discovery deadlines or cutoffs for good cause, including a party’s failure to provide requested discovery for any reason whatsoever.  All disputes relating to discovery which cannot be resolved by the parties shall be submitted to the referee whose decision shall be final and binding.

(f) Except as expressly set forth in this Agreement, the referee shall determine the manner in which the reference proceeding is conducted including the time and place of hearings, the order of presentation of evidence, and all other questions that arise with respect to the course of the reference proceeding.

(g) The referee shall be required to determine all issues in accordance with existing case law and the statutory laws of the State of California.  The rules of evidence applicable to proceedings at law in the State of California will be applicable to the reference proceeding.  The referee shall be empowered to enter equitable as well as legal relief, provide all temporary or provisional remedies, enter equitable orders that will be binding on the parties and rule on any motion which would be authorized in a trial, including motions for summary judgment or summary adjudication.  The referee shall issue a decision pursuant to CCP §644 and the referee’s decision shall be entered by the Court as a judgment or an order in the same manner as if the action had been tried by the Court.  The final judgment or order entered by the Court is fully appealable as provided by law.  The parties reserve the right to findings of fact, conclusions of laws, a written statement of decision, and the right to move for a new trial or a different judgment, which new trial, if granted, is also to be a reference proceeding under this provision.

(h) If the enabling legislation which provides for appointment of a referee is repealed (and no successor statute is enacted), any dispute between the parties that would otherwise be determined by reference procedure will be resolved and determined by arbitration.  The arbitration will be conducted by a retired judge or Justice, in accordance with the California Arbitration Act §1280 through §1294.2 of the CCP as amended from time to time.  The limitations with respect to discovery set forth above shall apply to any such arbitration proceeding.

(i) THE PARTIES RECOGNIZE AND AGREE THAT ALL DISPUTES RESOLVED UNDER THIS REFERENCE PROVISION WILL BE DECIDED BY A REFEREE AND NOT BY A JURY.  AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF THEIR OWN CHOICE, EACH PARTY KNOWINGLY AND VOLUNTARILY AND FOR THEIR MUTUAL BENEFIT AGREES THAT THIS REFERENCE PROVISION WILL APPLY TO ANY DISPUTE

BETWEEN THEM WHICH ARISES OUT OF OR IS RELATED TO THIS AGREEMENT OR THE LOAN DOCUMENTS.

10.16 Confidentiality.  Lender agrees that it will keep confidential from all Persons, other than its counsel, accountants, financial advisors, officers, directors, employees, consultants and agents, all information obtained by Lender pursuant to this Agreement or the other Loan Documents and designated or marked in writing by Borrower as confidential in accordance with procedures and standards that Lender applies generally as a matter of institutional policy to information of a confidential nature; provided, however, that Lender may disclose any such information (a) as has become generally available to the public (through no action on its part), (b) as may be required or appropriate in any report, statement or testimony submitted to any municipal, state or federal regulatory body having or claiming to have jurisdiction over Lender or to any nationally recognized rating agency, (c) as may be required in response to any summons or subpoena or in connection with any litigation, (d) in order to comply with any law, regulation or rule applicable to Lender, (e) to a prospective assignee in connection with any contemplated transfer of the Loan Documents provided that Lender advises such prospective assignee of the confidential nature of such information and such prospective assignee agrees to be bound by the provisions of this Section 10.16, (f) to any participant, or (g) otherwise as may be reasonably necessary for the enforcement of the rights of Lender with respect to this Agreement or any of the other Loan Documents.

10.17 General Construction. Unless otherwise noted, as used in this Agreement: (a) all “Section” references are to Sections of this Agreement; (b) use of the word “including” means “including, without limitation”; (c) the words “hereof,” “herein” and “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular provision of this Agreement; (d) all references to “day” or “days” means calendar days; (v) all meanings attributed to defined terms are equally applicable to both the singular and plural forms of the defined term; and (e) all references to a “Loan Document” mean such document as it is constituted as of the Closing Date, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

10.18 Section 2955.5(a) Notice.  Borrower is hereby notified that Section 2955.5(a) of the California Civil Code provides, in relevant part, as follows:  “No lender shall require a borrower, as a condition of receiving or maintaining a loan secured by real property, to provide hazard insurance coverage against risks to the improvements on that real property in an amount exceeding the replacement value of the improvements on the property.”  Borrower confirms that Lender advised Borrower of the provisions of Section 2955.5(a) prior to the Closing Date.

Section 11.	INTERPRETATION.
11.1 Definitions. For purposes of this Agreement, the following initially capitalized terms shall have the following meanings:

“Borrower” shall have the meaning specified in the introductory paragraph hereto.

“Business Day” means any day that is not a Saturday, a Sunday, or a day on which banks are required or permitted to be closed in the State of California.

“Capitalized Lease” of a Person means any lease of Property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with GAAP as in effect as of the date of this Agreement.

“Capitalized Lease Obligations” of a Person means the amount of the obligations of such Person under Capitalized Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with GAAP.

“Change in Control” means that Guarantor shall cease to own one hundred percent (100%) of the membership interests in Borrower.

“Closing Date” means the date on which the escrow established for closing of the Loan closes and the documents held in escrow become legally effective between Borrower and Lender, which date may not be the same date as the date on the face page hereof.

“Code” means the Internal Revenue Code of 1986, as from time to time amended.

“Collateral” shall have the meaning set forth in Section 2.12 and shall also mean any and all property of Borrower in which Lender now or hereafter has a Lien to secure all or any portion of the Obligations.

“Consolidated Adjusted EBITDA” means, with reference to any period, for Guarantor and its Subsidiaries on a consolidated basis, the sum (without duplication) of:  (a) Consolidated Net Income; plus (b) the sum of (i) Federal, state, local, and foreign income taxes, (ii) interest expense (including the implicit interest portions of any capitalized lease obligations), (iii) depreciation and amortization, (iv) non-cash losses on asset sales, (v) deferred revenue and (vi) all other non-cash expenses; minus (c) the sum of (i) non-operating gains (including gains on asset sales (other than sales of inventory)), extraordinary or nonrecurring gains, gains from discontinuance of operations, (ii) non-operating losses, and (iii) deferred revenue, in each case to the extent included in Consolidated Adjusted EBITDA in any prior period.

“Consolidated Debt Service” means, for any period, without duplication, cash Consolidated Interest Expense, plus scheduled principal payments on Indebtedness, all calculated for Guarantor and its Subsidiaries on a consolidated basis in accordance with GAAP.

“Consolidated Debt Service Coverage Ratio” means, for any period, the ratio of (a) Consolidated Adjusted EBITDA to (b) Consolidated Debt Service, all calculated for Guarantor and its Subsidiaries on a consolidated basis in accordance with GAAP.

“Consolidated Interest Expense” means, with reference to any period, total interest expense (including that attributable to Capitalized Lease Obligations) of Guarantor and its Subsidiaries for such period with respect to all outstanding Indebtedness of Guarantor and its Subsidiaries (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptances and net costs under Rate Management Transactions in respect of interest rates, to the extent such net costs are treated as interest expense for such period in accordance with GAAP), calculated for Guarantor and its Subsidiaries on a consolidated basis for such period in accordance with GAAP.

“Consolidated Net Income” means, with reference to any period, the consolidated net income (or loss) determined for Guarantor and its Subsidiaries, on a consolidated basis in accordance with GAAP.

“Contingent Obligation” of a Person means any agreement, undertaking or arrangement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon, the obligation or liability of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person, or otherwise assures any creditor of such other Person against loss, including any comfort letter, operating agreement, take-or-pay contract or the obligations of any such Person as general partner of a partnership with respect to the liabilities of the partnership.

“Deed of Trust” shall have the meaning set forth in Section 2.12.

“Default Rate” means a rate of interest that is two percent (2%) per annum higher than the rate otherwise applicable.

“Disclosure Statement” shall mean the disclosure statement attached hereto.

“Environmental Requirements” shall have the meaning set forth in the Deeds of Trust.

“Event of Default” shall have the meaning set forth in Section 8.

“Fee Letter” shall have the meaning set forth in Section 2.6.

“Fees” means any fees referred to in the Fee Letter, any Prepayment Premium, and any other fees due to Lender pursuant to the Loan Documents.

“GAAP”  means generally accepted accounting principles in the United States of America in effect on the date of this Agreement; provided, however, that all financial statements to be furnished to Lender after the Closing Date shall utilize such generally accepted accounting principles in effect at the time of preparation.

“Guarantor” means Crimson Wine Group, Ltd., a Delaware corporation.

“Guaranty” means the Guaranty dated on or about the date hereof from Guarantor in favor of Lender and any other document or instrument pursuant to which Guarantor guarantees to Lender all or any portion of the Obligations.

 “Hazardous Material” shall have the meaning set forth in the Deeds of Trust.

“Indebtedness” of a Person means such Person's (i) obligations for borrowed money, (ii) obligations representing the deferred purchase price of Property or services (other than accounts payable arising in the ordinary course of such Person's business payable on terms customary in the trade), (iii) obligations, whether or not assumed, secured by Liens or payable out of the proceeds or production from Property now or hereafter owned or acquired by such Person, (iv) obligations which are evidenced by notes, acceptances, or other instruments,

(v) obligations of such Person to purchase securities or other Property arising out of or in connection with the sale of the same or substantially similar securities or Property, (vi) Capitalized Lease Obligations, (vii) obligations of such Person as an account party with respect to standby and commercial letters of credit, (viii) Contingent Obligations of such Person, (ix) Net Mark-to-Market Exposure under Rate Management Transactions and other financial contracts, and (xi) any other obligation for borrowed money or other financial accommodation which in accordance with GAAP as of the date of this Agreement would be shown as a liability on the consolidated balance sheet of such Person.

“Indemnified Liabilities” shall have the meaning set forth in Section 9.2.

“Indemnitee”  shall have the meaning set forth in Section 9.2.

“Lender” means American AgCredit, FLCA.

“Liabilities” means, with respect to any Person, at any time any determination thereof is to be made, the total of all of the liabilities of such Person which have been or properly should be classified as liabilities on the balance sheet in accordance with GAAP.

“Lien” means any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind, any conditional sale or other title retention agreement, any lease in the nature thereof, any Capitalized Lease, and any agreement to give any Lien.

“Loan”  shall have the meaning set forth in Section 1.1.

“Loan Documents” means this Agreement (as amended from time to time), each such amendment, the Note, each Swap Agreement, the Deeds of Trust, the Guaranty, and all other agreements, documents, instruments, and certificates listed in any closing checklist of schedule of documents delivered in connection with this Agreement or at any time delivered by Borrower to Lender in connection with the Loan, as the same may be amended, restated, supplemented or modified from time to time.

 “Losses” shall have the meaning set forth in Section 9.2.

“Material Adverse Change” means a material adverse change (i) in the Properties, Indebtedness, business, operations, prospects or condition (financial or other) of Borrower or Guarantor, or (ii) in the ability of Borrower to perform the obligations set forth in this Agreement, the Note, any of the Deeds of Trust or any other Loan Document.

“Maturity Date”  shall have the meaning set forth in Section 2.1.

“Members” means any Person who is now or hereafter becomes a member of Borrower.

“Mortgaged Land” shall have the meaning set forth in Section 2.12.

“Net Mark-to-Market Exposure” of a Person means, as of any date of determination, the excess (if any) of all unrealized losses over all unrealized profits of such Person arising from Rate Management Transactions. “Unrealized losses” means the fair market value of the cost to such Person of replacing such Rate Management Transaction as of the date of determination

(assuming the Rate Management Transaction were to be terminated as of that date), and “unrealized profits” means the fair market value of the gain to such Person of replacing such Rate Management Transaction as of the date of determination (assuming such Rate Management Transaction were to be terminated as of that date).

 “Note”  shall have the meaning set forth in Section 1.1.

“Obligations” means (a) all loans, advances, Indebtedness, liabilities, and obligations, for the performance of covenants, tasks or duties or for payment of monetary amounts (whether or not such performance is then required or contingent, or amounts are liquidated or determinable and whether or not allowed as a claim in any bankruptcy or insolvency proceeding) owing by Borrower to Lender, and all covenants and duties regarding such amounts, of any kind or nature, present or future, whether or not evidenced by any note, agreement or other instrument, arising under any of the Loan Documents, and (b) all Swap Obligations. This term includes the Loan, all principal, interest, Fees, charges, expenses, attorneys' fees and any other sum chargeable by Lender to Borrower under this Agreement or any of the Loan Documents.

“Operating Lease” means any lease of an Asset by a Person as a lessee which would, in conformity with GAAP, not be required to be accounted for as a capital lease on the balance sheet of such Person.

“Open Prepayment Date” means the date that is six (6) months after the Closing Date.

 “Permitted Equipment Financing Liens” means (a) Liens listed as equipment financing liens on the Disclosure Statement, and (b) purchase money Liens incurred after the Closing Date on any fixtures or equipment hereafter acquired or the assumption of any Lien on such property existing at the time of such acquisition, or a Lien incurred in connection with any conditional sale or other title retention agreement; provided that:

(i) any fixtures or equipment subject to any of the foregoing is acquired by Borrower in the ordinary course of its business and the Lien on any such property is created contemporaneously or substantially contemporaneously (but not in excess of 20 days) with such acquisition;

(ii) each such Lien shall attach only to the property so acquired and fixed improvements thereon; and
(iii) the incurrence of such Lien shall not cause the aggregate outstanding amount of Indebtedness secured by Permitted Equipment Financing Liens to exceed $1,000,000.

 “Permitted Liens” means:

(j) With respect to any Mortgaged Land, any Lien or other encumbrance existing on the Closing Date and disclosed in Lender’s title insurance policy issued with respect to such Mortgaged Land;
(k) With respect to any Mortgaged Land, easements, rights-of-way, restrictions, minor defects or other irregularities in title, and other similar encumbrances incurred in the 29 ordinary course of business which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the businesses of Borrower and its Subsidiaries;

(l) Liens for taxes or assessments, or governmental charges or claims, if not yet due and payable or if due and payable if they are being contested in good faith by appropriate proceedings and for which appropriate cash reserves are maintained;

(m) Liens imposed by law, such as mechanic’s, materialmen’s, landlord’s, warehousemen’s, landlord’s and carrier’s Liens, and other similar Liens securing obligations incurred in the ordinary course of business which are not past due for more than 30 days, or which are being contested in good faith by appropriate proceedings and for which appropriate cash reserves have been established,;

(n) any attachment or judgment Lien arising in connection with court proceedings, provided that the execution or other enforcement of such Liens is effectively stayed and the claims thereby are being actively contested in good faith and by appropriate proceedings;

(o) Liens in favor of Lender;
(p) Liens on crops growing on the Mortgaged Land in favor of a Person providing financing for such crops; and
(q) Permitted Equipment Financing Liens.

“Permitted Swap Transaction” means an interest rate swap transaction between Borrower and a Swap Counterparty relating to the Loan.

“Person” means and include natural persons, corporations, limited partnerships, general partnerships, limited liability companies, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof.

“Prepayment Premium” shall have the meaning set forth in Section 2.5(c).

“Property” of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person.

“Rate Management Transaction” means any transaction (including an agreement with respect thereto) now existing or hereafter entered by Borrower or any Subsidiary and a Lender or any of its affiliates, which is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures.

“Rate Management Obligations” of a Person means any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (i) any and all Rate Management Transactions, and (ii) any and all cancellations, buy backs, reversals, terminations or assignments of any Rate Management Transactions.

“Restricted Payment” means, with respect to each and both of Borrower, and Guarantor, any dividend, payment, or other distribution of assets, properties, cash, rights, obligations, or securities on account of any shares of any class of such Person’s capital stock or any membership interest or other equity investment or purchase, redemption, or other acquisition for value of any shares of such Person’s capital stock or any membership or other equity interest or any warrants, rights or options to acquire such shares or membership or other equity interest, now or hereafter outstanding.

“Subsidiary” of a Person means (a) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (b) any partnership, limited liability company, association, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled. Unless otherwise expressly provided, all references herein to a “Subsidiary” means a Subsidiary of Borrower.

 “Swap Agreement” means, with respect to any Permitted Swap Transaction, (a) the ISDA Master Agreement, with accompanying schedules, confirmations, instruments, and other documents entered into between Borrower and a Swap Counterparty related to an ISDA Master Agreement between Borrower and the Swap Counterparty, and (b) any guaranty by Lender of any obligations owed by Borrower under or in connection with any Swap Agreement described in clause (a) of this definition.

“Swap Counterparty” means CoBank, ACB, or such other Person approved by Lender as a Swap Counterparty.

“Swap Obligations” means any amounts at any time owed by Borrower to any Swap Counterparty pursuant to any Swap Agreement and any obligations of Lender to any Swap Counterparty under a Swap Agreement to which Lender is a party.

 “Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any governmental authority, including any interest, additions to tax or penalties applicable thereto.

“Unmatured Event of Default” means the occurrence or existence of an event or circumstance that with the passage of time or the giving of notice or both would become an Event of Default.

[Signatures begin on following page.]

IN WITNESS WHEREOF, this Agreement has been duly executed as of the date first written above.

BORROWER:

Pine Ridge Winery, a Delaware limited liability company

By:_/s/ Shannon McLaren__________

Name: Shannon McLaren

Title:  CFO, Crimson Wine Group, Ltd.
 Manager

LENDER:

American AgCredit, FLCA

By:_/s/ Edwin A. Adams, Jr._______

Name: Edwin A. Adams, Jr.

Title:  Vice President

[Signature Page Loan Agreement]

Exhibit A

FORM OF COMPLIANCE CERTIFICATE

To: American AgCredit, FLCA

This Compliance Certificate is furnished pursuant to that certain Loan Agreement dated as of November 10, 2015 (as amended, modified, renewed or extended from time to time, the “Agreement”) among Pine Ridge Winery, a Delaware limited liability company  (“Borrower”) and American AgCredit, FLCA (“Lender”). Unless otherwise defined herein, capitalized terms used in this Compliance Certificate have the meanings ascribed thereto in the Agreement.

THE UNDERSIGNED HEREBY CERTIFIES THAT:

1. I am the duly electedof Borrower;

2. I have reviewed the terms of the Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of Borrower and of Guarantor and its Subsidiaries during the accounting period covered by the attached financial statements;

3. The examinations described in paragraph 2 did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes an Unmatured Event of Default or Event of Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate, except as set forth below; and

4. Schedule I attached hereto sets forth financial data and computations evidencing Guarantor's compliance with certain covenants of the Agreement, all of which data and computations are true, complete and correct.

5. Schedule II attached hereto sets forth the various reports and deliveries which are required at this time under the Loan Agreement and the other Loan Documents and the status of compliance.

Described below are the exceptions, if any, to paragraph 3 by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which Borrower or Guarantor has taken, is taking, or proposes to take with respect to each such condition or event:

The foregoing certifications, together with the computations set forth in Schedule I hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered thisday of,.

Pine Ridge Winery, a Delaware limited liability company

By:____________________________

Name: _________________________

Title:    _________________________

Schedule I

Financial Covenant Calculations

[__________]

COMPLIANCE CERTIFICATE

FOR THE PERIOD ENDING: _________________

American AgCredit Term Loan

Debt Service Coverage Ratio for the Then Most-Recently Ended Twelve Months
Consolidated Adjusted EBITDA
(a) Consolidated Net Income
(b) Plus Consolidated Interest Expense
(c) Plus income tax expense
(d) Plus depreciation expense
(e) Plus amortization expense
(f) Plus extra-ordinary non-cash charges
(g) Minus extraordinary non-cash items of income
Total Consolidated Adjusted EBITDA During Period:
Consolidated Debt Service:
(a) cash Consolidated Interest Expense
(b) scheduled principal payments
Total Consolidated Debt Service During Period:
Consolidated Debt Service Coverage Ratio:
(Consolidated Adjusted EBITDA Divided By Consolidated Debt Service)	__ : 1.0
Minimum Required Ratio: 1.5: 1.0

Schedule II

Periodic Reporting

Attached hereto (check one):

_______	Financial statements and accompanying reports, certificates, letters and disclosures required under Section 6.4(a) of the Loan Agreement
_______	Financial statements and listing of Permitted Equipment Financing Liens required under Section 6.4(b) of the Loan Agreement